General Ralph E. "Ed" Eberhart Appointed Chairman of VSE Corporation

Alexandria, Virginia, July 31, 2019 - VSE Corporation (Nasdaq: VSEC), a leading provider of supply chain management support and consulting services for land, air and sea transportation assets in the public and private sectors, announced that General Ralph E. “Ed” Eberhart was elected Non-Executive Chairman by the Board of Directors (“Board”) on July 30, 2019. Effective July 31, 2019, General Eberhart succeeds Calvin S. Koonce as Non-Executive Chairman, who will continue to serve on the VSE Board.

General Eberhart entered the Air Force in 1968 as a graduate of the U.S. Air Force Academy. His active military career spanned more than 36 years. General Eberhart’s final active duty assignment was as the commander of North American Aerospace Defense Command (NORAD) and United States Northern Command (USNORTHCOM). He currently serves as President and Chairman of the Armed Forces Benefit Association. General Eberhart has served as a Director of VSE Corporation since 2007, and was a Director of Rockwell Collins, Inc. until its recent acquisition. He is also a member of the Board of Directors of Jacobs Engineering Group, Inc. and Triumph Group.

Mr. Koonce said, "The entire Board unanimously believes that Ed brings a wealth of knowledge and keen business acumen in all three of our business segments: Federal Services, Supply Chain Management and Aviation. The breadth and depth of his leadership experience makes him an ideal person to lead our Board."

"On behalf of the Board and management team, I want to thank Calvin for his outstanding service as Chairman of our Board over the past year and a half," said General Eberhart. "His leadership was instrumental during our recent CEO transition process and acquisition of 1st Choice Aerospace, and we look forward to his continued contributions to the Board."

About VSE
VSE maintains, extends and enhances legacy and next generation systems and assets for our federal, defense and commercial clients by delivering innovative solutions for fleet vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement and program management since 1959. VSE also provides Energy, IT, and Consulting services. For additional information regarding VSE services and products, please see www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.